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                                                                     EXHIBIT 4.4


                                 EMPLOYMENT AGREEMENT

                                WITH BURTON R. CHASNOV


         THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of the 15th day of April 1996, to be effective as of July 1, 1996 (the "Effective Date") by and between CONSOLIDATED STAINLESS, INC., a Delaware corporation (the "Company"), having its principal office at 2170 West State Road 434, Suite 330, Longwood, Florida 32770 and BURTON R. CHASNOV, an individual (the "Employee"), residing at 1859 Bear Creek Cove, Longwood, Florida 32779.

                                 W I T N E S S E T H:

         WHEREAS, the Employee has served as a financial consultant to the Company; and

         WHEREAS, the Company desires to obtain the services of the Employee to serve as the Executive Vice-President and Chief Financial Officer of the Company, as of the Effective Date; and

         WHEREAS, the Employee is willing to serve as the Executive Vice-President and Chief Financial Officer of the Company, all upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained, the parties hereby agree as follows:

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    PART A.   EMPLOYMENT.

    1. Throughout the term of this Agreement, the Company shall employ the Employee and the Employee shall render services to the Company in the capacity and with the title of Executive Vice-President and Chief Financial Officer of the Company. In such capacity, the Employee, subject at all times to the direction of the President and/or the Chairman and Chief Executive Officer, and the Board of Directors of the Company, shall supervise all financial policies of and planning for the Company and its subsidiaries, become a member of the Audit Committee and shall perform other duties (including, without limitation, activities concerning public and private financings, preparation of annual and periodic financial statements, the filing of reports under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, the financial aspects of acquisitions and financial relationships with the investment community), with such general powers and duties in respect of the Company as are usually vested in the Executive Vice-President and Chief Financial Officer of a corporation.

         2. Throughout the period of his employment hereunder, the Employee shall devote all of his business time, attention, knowledge and skills in order to perform his duties hereunder faithfully, diligently and to the best of his abilities; PROVIDED, that, during the twelve month period following the Effective Date, the Employee shall be permitted to devote a portion of his time to consummating the sale of his accounting practice.

         3. Throughout the period of his employment hereunder, the Employee shall, at the request of the Chairman of the Board or the President of the Company, attend all meetings of the Board of Directors of the Company and its subsidiaries.

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    PART B.   TERM OF EMPLOYMENT; TERMINATION OF AGREEMENT.

         1. Subject to the earlier termination of this Agreement in accordance with the provisions hereof, the term of this Agreement shall commence with the July 1, 1996 Effective Date and shall continue through and including June 30, 2001 (the "Termination Date").

         2. Anything contained in Section 1 of this PART B to the contrary notwithstanding, this Agreement may be terminated at the option of the Board of Directors of the Company for "Cause" (as hereinafter defined), effective upon the giving of written notice of termination to the Employee. As herein used, the term "Cause" shall mean and be limited to:

              (a) any act committed by the Employee against the Company, its parent or subsidiaries or divisions constituting: (A) fraud, (B) misappropriation of corporate opportunity, breach of fiduciary duties or non-disclosure of conflicts of interest, (C) self-dealing, (D) embezzlement of funds, (E) felony conviction for conduct involving moral turpitude or other criminal conduct or (F) the continued disregard by the Employee of the reasonable directions of the Chief Executive Officer and/or President of the Company, or the Board of Directors of the Company; or

              (b) the breach or default by the Employee in the performance of any material provision of this Agreement; or

              (c) chronic alcoholism or any other form of addiction which impairs the Employee's ability to perform his duties hereunder.

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         3.   Anything contained in Section 1 of this PART B to the contrary notwithstanding, this Agreement may be terminated by the Company: (i) upon the death of the Employee, or (ii) on thirty (30) days' prior written notice to the Employee, in the event that the Employee shall be physically or mentally disabled or impaired so as to prevent him from continuing the normal and proper performance of his duties and responsibilities hereunder for a period of nine
(9) consecutive months. The initial determination as to whether the Employee is disabled or impaired shall be made by the physician regularly treating the condition causing the disability. The Company shall have the right to require the Employee to be examined by a physician duly licensed to practice medicine in the state in which the Employee has his primary residence to determine such physician's opinion as to the Employee's disability. If such physician's opinion differs from that of the physician treating the Employee, or a physician thereafter retained by the Employee, they shall forthwith select a third physician so licensed whose opinion on Employee's disability or impairment, after examination and review of available information, shall be conclusive and binding upon all parties hereto. All costs of the physician regularly treating or thereafter retained by the Employee shall be paid by the Employee. All costs of the physician retained by the Company shall be paid by the Company. If a third physician is required, then the costs of that physician shall be paid by the Company.

         4. Upon any termination of this Agreement by the Company for Cause pursuant to Section 2 of this PART B above, neither the Company nor any parent, subsidiary or division thereof shall be liable for or shall pay or cause to be paid to the Employee any further remuneration, compensation or other benefits hereunder. Upon any termination of this Agreement by the Company as a result of the death or permanent disability of the Employee, as

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provided in Section 3 of this PART B, the Employee or his estate or legal representatives (as the case may be) shall be entitled to receive all compensation which the Employee would have earned in the Fiscal Year in which such death or permanent disability occurred.

         5.   If the Company terminates Employee for any reason, OTHER than:
(a) for "Cause", as provided in PART B, Section 2, (b) in the event of the Employee's death or disability, as provided in PART B, Section 3, or (c) as a result of the Employee's voluntary resignation of his employment with the Company (not constituting a constructive discharge), the Company shall be obligated to pay or shall cause to be paid to Employee his "Base Salary" (as hereinafter defined) in respect of each annual period hereunder or Anniversary Year (as hereinafter defined), as applicable, for the remaining employment term specified in Section 1 of this PART B, as, if and when the same would have otherwise become due and payable hereunder, but for such termination of employment of the Employee, and shall provide (or pay for the provision of the equivalent of) all benefits as provided under the terms of this Agreement which are in effect with respect to the Employee on the date of termination as, if and when the same would have been provided hereunder but for such termination of employment of the Employee

    PART C.   COMPENSATION; EXPENSES; FRINGE BENEFITS.

         1. BASE SALARY. As compensation for his services to be rendered hereunder, the Company shall pay to the Employee from the Effective Date and thereafter throughout the term of this Agreement an annual salary (the "Base Salary") which: (a) shall be in the annual amounts for each of the five (5) consecutive twelve (12) month periods following the Effective Date (each an "Anniversary Period") as are set forth below; and (b) shall be payable bi-weekly in twenty-six (26) equal installments during each such Anniversary Period:

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                   ANNIVERSARY PERIOD                 ANNUAL BASE SALARY
                   ------------------                 ------------------

              July 1, 1996 to June 30, 1997                $187,500
              July 1, 1997 to June 30, 1998                $195,000
              July 1, 1998 to June 30, 1999                $205,000
              July 1, 1999 to June 30, 2000                $215,000
              July 1, 2000 to June 30, 2001                $225,000

    In addition to the Base Salary, the Employee shall be entitled to any bonuses authorized, from time to time, by the Board of Directors. The Company is hereby authorized to make all necessary payroll deductions, including FICA, from such amount, as are customarily made with respect to the salaries of other senior executive officers of the Company.

         2. EXPENSES. In addition to the remuneration set forth above, throughout the period of the Employee's employment hereunder, the Company (and any Parent) shall provide a company credit card and shall also reimburse, or cause to be reimbursed to the Employee, upon presentment by the Employee to the Company of appropriate receipts and vouchers therefor, for any reasonable business expenses, including air and other travel expenses, incurred by the Employee in connection with the performance of his duties and responsibilities hereunder. In addition to the foregoing, the Company shall provide a mobile phone and shall lease an auto of the Employee's choice, which is also acceptable to the Company, for the Employee. In addition to the auto lease payments referred to above, the Company shall pay for all costs of tags, insurance, repairs, fuel, and maintenance for such leased auto.

              (a) RELOCATION EXPENSES. If relocation of the Employee is required, the Company shall reimburse the Employee for all of Employee's expenses customarily incurred in connection with (i) selling the Employee's present primary residence (including reimbursement for any loss incurred by Employee in connection with such sale), (ii) purchasing and occupying a new primary residence (including reimbursement for any costs incurred by Employee in connection

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with rental of temporary residence), and (iii) moving the Employee, the
Employee's family and the Employee's physical assets, such expenses not to exceed, in the aggregate, $___________. In the event that Employee's employment by the Company shall terminate by reason of Employee's failure to relocate at the request of the Company, such termination of employment shall be deemed a termination OTHER than for "Cause", as provided in PART B, Section 2 hereof.

         3. FRINGE BENEFITS. The Company (and any Parent) shall also make available, or cause to be made available, to the Employee, throughout the period of his employment hereunder, such benefits, including, but not limited to, Employee's existing disability policies, AICPA $1,000,000 term life insurance policy, any disability, hospitalization, medical benefit plan, pension plan or other benefits or policies, as are put into effect by the Company (and any Parent) for their other executive employees. The Company shall pay for all licenses, fees, continuing professional education and other costs associated with the Employee retaining his licensure as a Certified Public Accountant in the State of Florida. In addition to the foregoing, the Employee shall be entitled to receive not less than three (3) weeks of paid vacation in each Anniversary Period during the Term of this Agreement.

         4. STOCK OPTIONS. The Company hereby acknowledges that the Board of Directors of the Company has authorized the Company to negotiate and to enter into a written Consulting Agreement with Employee (the "Consulting Agreement") for the period commencing on April __, 1996 and terminating on the Effective Date (the "Consulting Period"), pursuant to which Employee shall provide specified financial consulting, business development, and non-tax accounting services to the Company, and for which services the Employee shall be compensated solely with the granting of options (the "Options") to purchase an aggregate of Fifty Thousand

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(50,000) shares of common stock of the Company, $.01 par value (the "Common
Stock"), at an exercise price equal to the fair market value of such shares on the date upon which the Consulting Agreement is entered into by the Company and Employee, with fair market value being based upon the last sales price of a share of Common Stock on such date as reported by The Nasdaq National Market. By his execution of this Agreement, Employee agrees to use his best efforts, in good faith, to negotiate and execute the Consulting Agreement. The Company does hereby acknowledge that Employee shall be entitled to receive cash compensation from the Company, in addition to the Options, in connection with his provision of additional services to the Company during the Consulting Period, principally tax accounting and other tax related services, which are not covered by the Consulting Agreement. The Options shall be exercisable five (5) year period from the date of grant, and shall be exercisable in full immediately. The Company does hereby agree to use its good faith reasonable efforts to file with the Securities and Exchange Commission prior to the end of the Consulting Period a registration statement on Form S-8 in order to register the distribution to Employee of the shares of Common Stock underlying the Options; and the Company does hereby further agree that to the extent that it fails to file such a registration it will grant to Employee "piggyback" registration rights with respect to the shares of Common Stock underlying the Options. Employee acknowledges that unless the distribution to Employee of the shares of Common Stock underlying the Option is registered with the Securities and Exchange Commission, when issued upon Option exercise such shares will constitute "restricted securities" (within the meaning of the Securities Act of 1933, as amended), and can not be transferred by Employee in the absence of subsequent registration or the existence of an exemption from registration applicable to their distribution.

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    Part D.   CONFIDENTIALITY; NON-COMPETITION.  As a material inducement to cause the Company to enter into this Employment Agreement, the Employee hereby covenants and agrees, as follows:

         1.   CONFIDENTIAL INFORMATION; PERSONAL RELATIONSHIPS.           The
Employee agrees that for so long as he is employed by the Company, or any subsidiary of the Company or any Parent (the "Restricted Period"), he shall keep secret and retain in strictest confidence all confidential matters of the Company, or any subsidiary of the Company or any Parent (collectively, for purposes of PART D of this Agreement, the "Company"), and the "know-how", trade secrets, confidential client lists, details of client, subcontractor or consultant contracts, pricing policies, operational methods, marketing plans or strategies, project development, acquisition or bidding techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, inventions and research projects of the Company learned by the Employee heretofore and hereafter (collectively, the "Confidential Information"), unless (i) such Confidential Information is generally available to the public without restriction, (ii) Employee obtains confidentiality agreements acceptable to the Company from those parties to whom such Confidential Information is disclosed, (iii) Employee is requested by the Board of Directors of the Company or a committee thereof to disclose such confidential information, (iv) such Confidential Information is provided to a customer of the Company pursuant to a request received from such customer in the ordinary course of business, or (v) Employee is under compulsion of either a court order or a governmental agency's or authority's inquiry, order or request to so disclose such Confidential Information.

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         2.   PROPERTY OF THE COMPANY.

              (a) Except as otherwise provided herein, all lists, records and other non-personal documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Employee, or made available to the Employee relating to the Company, are and shall be the property of the Company and shall be delivered to the Company on the date of termination of this Agreement.

              (b) All inventions, including any procedures, formulas, methods, processes, uses, apparatuses, patterns, designs, drawings, devises or configurations of any kind, any and all improvements to them which are developed, discovered, made, or produced, trade secrets, or information used by any or all of the Company shall be the exclusive property of the Company, and shall be delivered to the Company as applicable, on the earlier of the expiration or the termination of this Agreement.


         3.   EMPLOYEES OF THE COMPANY.  If the Company terminates Employee:
(i) for Cause, as provided in PART B, Section 2, (ii) as a result of Employee's death or permanent disability, as provided in PART B, Section 3, or (iii) in the event of the Employee's voluntary resignation of employment, not constituting a constructive discharge (herein referred to as a "Justified Termination"), the Employee shall not, directly or indirectly, until the LATER to occur of: (A) the termination of his employment with the Company or (B) June 30, 2001, solicit any employee of the Company other than Employee's personal secretary or encourage any such employee to leave such employment without the prior written approval of the Company as applicable.

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         4.   NON-COMPETITION.  For a period commencing on the date hereof and terminating on a date which is the LATEST to occur of any of the following events (the "Non-Competition Period"):

              (a) the date that the Employee ceases to render services to the Company or any of its subsidiaries (whether under this Agreement or otherwise);

              (b) one (1) year following the date of termination of this Agreement as a result of Termination for Cause, but under no circumstances later than ninety (90) days after the end of the Fiscal Year of the Company and/or its Parent ending in 2001; or

              (c) the expiration of such period with respect to which the Employee shall be receiving an amount equal to his Base Salary, the Employee shall not, directly or indirectly, whether individually or as an employee, stockholder, partner, joint venturer, agent or other representative of any other person firm or corporation, engage in any business which is competitive with the businesses of the Company at any time during the Non-Competition Period. As used herein, the term "business which is competitive with the businesses of the Company" shall mean any business conducted by any person, firm or corporation whose principal operating facilities are located in the Continental United States, and ten (10%) or more of the net revenues of which are derived from any or all of the manufacture, sale or distribution of stainless steel pipe, flanges, tubing, fittings, nipples and related products, including steel products that contain high-nickel or "exotic" alloys.

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         5.   SEVERABILITY OF COVENANTS.

         The Employee acknowledges and agrees that the provisions of this PART D (including Section 4 above) are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of this
Section 4 or any part thereof, is invalid or unenforceable because of the duration or geographic scope of such provision, such tribunal shall have the power to reduce the duration or scope (including but not limited to geographic scope) of such provision. In its reduced form, such provision shall then be enforceable.

    PART E.   BINDING EFFECT.

         All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Employee and the Company and any successor-in-interest to any of them.

    PART F.   NOTICES.


         Except as herein provided, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified mail, return receipt requested, addressed to a party at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice.

         If to the Company at the address first above written with copies to:

              Greenberg Traurig Hoffman Lipoff Rosen & Quentel
              153 East 53rd Street, Suite 3500
              New York, New York  10022
              Attn:  Peter W. Rothberg, Esq.

or to any other address as shall be designated from time to time by the Company.

         If to Employee at the address first above written, with copies to any attorney designated by the Employee.

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    PART G.   MISCELLANEOUS.

         1. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

         2. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         3. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed and construed under the laws of the State of Florida.

         4. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

         5. Any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration before one or more arbitrators designated by the American Arbitration Association in Orlando, Florida, unless mutually agreed to otherwise. The award of such arbitrator(s) may be enforced in any court of competent jurisdiction.

         6. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

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         7.   Until the Effective Date, the Employee shall continue to render financial consulting services to the Company and its subsidiaries on the same terms and conditions as previously provided by the Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on and as of the date first set forth above, to be effective as of July 1, 1996.

ATTEST:                           CONSOLIDATED STAINLESS, INC.



 /s/Cara Tabb                     By:/s/Ronald J. Adams
-----------------                    ------------------
                                  Ronald J. Adams, President


                                  /s/Burton R.Chasnov
                                  -------------------
                                  BURTON R. CHASNOV

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